Exhibit (a)(1)(xv)

CY OPTION VALUE AT SPINOUT AND AT SALE (1 YR) VS. STRATEGY (VESTED)

OPTION DATA	
$CY = $30.00	
#RSU(CY) or #OPT(CY) = 1,000	
-$CYα = $0.00	OPTION PRICE
-CY_0$t(1-α) = $15.00	OPTION TAX
α = 0.000	
t = 0.500	
c = 0.250	
n = 0.500	
EQ. SH = 500	
GRANT ID: NH4483	

NAME: John Doe

					YOUR SIMULATION FOR h=0.5				
OPTION	# CY$_0$ = #NCY$_0$/S SH. OWNED @ SPIN	EQ. SH. (n) @ SALE, h=1.0	$ACCT(NET) @ SALE, h=1.0	$ACCT(NET) @ SALE, h=-0.5	EQ. SH. (n) @ SALE, h=0.5	$ACCT(NET) @ SALE, h=0.5	$CASH IN @ SPIN	Δ$CASH IN PER ΔSH. OWNED @ SPIN (vs. NαNt), h=0.5	Δ$ACCT (NET) @SALE ÷ Δ$CASH IN @SPIN (vs. RR), h=0.5
RR	1,000	1,000	$30,000	$7,500	750	$22,500	$0	$0.00	N/A
RNαNt	250	875	$26,250	$9,375	688	$20,625	$0	$0.00	N/A
RLαNt	750	875	$26,250	$9,375	688	$20,625	$0	$0.00	N/A
RNαBt	500	1,250	$37,500	$3,750	875	$26,250	$15,000	$60.00	25.0%
RLαBt	1,000	1,250	$37,500	$3,750	875	$26,250	$15,000	$20.00	25.0%
RBαBt	1,000	1,250	$37,500	$3,750	875	$26,250	$15,000	$20.00	25.0%

In this case of an RSU (α=0) for a high tax bracket individual, all of the Bα, Nα, and Lα options become the same, because the "option price" of an RSU is zero; therefore the BαBt option reduces to just Bt, which describes the remaining investment strategy—pay your taxes now to enjoy a capital gains tax treatment in the future. Bt is a very risky strategy because all RSUs are unvested and paying taxes on unvested RSUs (by accepting the tender offer, converting them to RS and filing an 83b tax return*) is 10/10 in the Risk# scale. RR is a safe, middle path and all of the other options (NαNt, LαNt, BαNt) revert to just Nt, which is not available since Cypress will not pay taxes for you on unvested options or RSUs. The viable choices: Roll (**RR**) or "Roll the Dice" (**Bt**).



1.250
1.000
0.875
0.75
0.50
0.25
0.00
-50%
-25%
0%
25%
50%
75%
100%
h (NCY SHARE PRICE GAIN ASSUMED @ 1YR)
RR
RNαNt
RLαNt
RNαBt
RLαBt = RBαBt

* This document does not constitute the Cypress Semiconductor Corporation Offer to Exchange Restricted Stock Units for Restricted Stock Units for Restricted Stock, dated August 22, 2008 (referred to as the "offer to Exchange"). The full terms of this offer are described in (1) the Offer to Exchange; (2) the letter from T.J. Rodgers, dated August 22, 2008; (3) the election form; and (4) the withdrawal form. You may also access these documents through the Intranet at "RSU Tender Offer." You should be sure to read the Offer to Exchange and all documents referenced therein before making any decisions regarding participation in the offer.

CY OPTION VALUE AT SPINOUT AND AT SALE (1 YR) VS. STRATEGY (VESTED)

OPTION DATA	
$CY = $30.00	
#RSU(CY) or #OPT(CY) = 1,000	
-$CYα = $0.00	OPTION PRICE
-$$CY_0t(1-α)$ = $10.50	OPTION TAX
α = 0.000	
t = 0.350	
c = 0.250	
n = 0.650	
EQ. SH = 650	
GRANT ID: NH4483	

NAME: John Doe

OPTION	# CY_0 = #NCY_0/S SH. OWNED @ SPIN	EQ. SH. (n) @ SALE, h=1.0	$ACCT(NET) @ SALE, h=1.0	$ACCT(NET) @ SALE, h=-0.5	YOUR SIMULATION FOR h=0.5				
					EQ. SH. (n) @ SALE, h=0.5	$ACCT(NET) @ SALE, h=0.5	$CASH IN @ SPIN	Δ$CASH IN PER ΔSH. OWNED @ SPIN (vs. NαNt), h=0.5	Δ$ACCT (NET) @SALE ÷ Δ$CASH IN @SPIN (vs. RR), h=0.5
RR	1,000	1,300	$39,000	$9,750	975	$29,250	$0	$0.00	N/A
RNαNt	250	1,138	$34,125	$12,188	894	$26,813	$0	$0.00	N/A
RLαNt	750	1,138	$34,125	$12,188	894	$26,813	$0	$0.00	N/A
RNαBt	500	1,400	$42,000	$8,250	1,025	$30,750	$10,500	$42.00	14.3%
RLαBt	1,000	1,400	$42,000	$8,250	1,025	$30,750	$10,500	$14.00	14.3%
RBαBt	1,000	1,400	$42,000	$8,250	1,025	$30,750	$10,500	$14.00	14.3%



Low-tax bracket individuals (35%) can **Roll (RR) RSUs** with little loss, unless they want to add risk for the 14.3% gain of the RBαBt strategy (@ h=0.5 in this example) relative to the RR strategy.
1.400
1.300
1.138
1.25
1.00
0.75
0.50
0.25
0.00
-50%
-25%
0%
25%
50%
75%
100%
h (NCY SHARE PRICE GAIN ASSUMED @ 1YR)
RR
RNαNt
RLαNt
RNαBt
RLαBt = RBαBt